Exhibit 99.1

IXYS Announces Record Cash and Revenues at, and for the Fiscal Year Ended, March 31, 2012

MILPITAS, Calif.--(BUSINESS WIRE)--May 24, 2012--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced results for its fourth quarter and fiscal year ended March 31, 2012.

Net revenues for the fiscal year ended March 31, 2012 were a record $368.0 million, an increase of 1.3% from net revenues of $363.3 million in the prior fiscal year. Net income for the fiscal year ended March 31, 2012 was $30.3 million, or $0.93 per diluted share, as compared to net income of $36.6 million, or $1.14 per diluted share, in the prior fiscal year.

Included in the results for the quarter and year ended March 31, 2012 is a reduction to income of $6.4 million caused by the impairment of goodwill. Excluding the impact of the goodwill impairment, non-GAAP net income for the fiscal year ended March 31, 2012 would have been $35.1 million, or $1.08 per diluted share, as compared to non-GAAP net income of $29.2 million, or $0.91 per diluted share, in the prior fiscal year, where the effect of a tax adjustment and restructuring, impairment and nonperforming asset charges are excluded. These items consist of the release of a valuation allowance against deferred tax assets, the impairment of goodwill and intangible assets, restructuring charges and write-offs of nonperforming assets.

Net revenues for the fourth quarter of fiscal year 2012 were $87.2 million, up 8.9% sequentially from net revenues of $80.0 million in the immediately preceding quarter, and 9.9% lower as compared to net revenues of $96.8 million for the same quarter in the prior fiscal year.

Net income for the fourth quarter of fiscal year 2012 was $3.7 million, or $0.11 per diluted share, as compared to net income of $15.9 million, or $0.49 per diluted share, for the same quarter in the prior fiscal year. On the same basis used in the fiscal year comparison, non-GAAP net income for the quarter ended March 31, 2012 would have been $7.2 million, or $0.22 per diluted share, as compared to non-GAAP net income of $8.0 million, or $0.25 per diluted share, for the same quarter in the prior fiscal year.

“We are pleased to have achieved another year of record revenues and we note that, on a non-GAAP basis, our fundamental operating profitability improved from year-to-year, once the effects of certain accounting adjustments of the last two years are eliminated,” commented Dr. Nathan Zommer, Chairman and CEO. “During the year, we integrated our technology and operational groups, expanded our product range and expanded our total market reach. We created the World of IXYS Ecosystem™, where we provide our customers the total solution, from digital control ICs and our Zilog MCUs, through mixed signal driver and control ICs to RF power and power semiconductors. Very few semiconductor companies can offer these products in combination with a focus on clean energy, power electronics, medical, lighting and the automotive industry. Our strong financial results reflect our sustainable strategy.”

Gross profit for the fiscal year ended March 31, 2012 was $119.6 million, or 32.5% of net revenues, as compared to a gross profit of $122.1 million, or 33.6% of net revenues in the prior fiscal year.

Gross profit was $30.0 million, or 34.4% of net revenues, for the quarter ended March 31, 2012, as compared to gross profit of $31.7 million, or 32.8% of net revenues, for the same quarter in the prior fiscal year. The gross profit margin percentage increased by 5.5 percentage points from the immediately preceding quarter.

“Despite the worldwide economic weakness, our business remains healthy. We have also increased our manufacturing effectiveness, which led, in part, to our improved gross profit margin,” commented President and CFO Uzi Sasson. “We continued our trend of showing consistent growth in stockholders’ equity to a record of $254.1 million at March 31, 2012.”

IXYS’ cash balance at March 31, 2012 was $99.1 million, a record cash balance and an increase of $23.1 million over the cash balance at March 31, 2011.

“The economy continues to be challenging but we have managed to maintain a consistent growth in our cash position. In the March quarter, we generated $6.3 million in cash from operations,” said Mr. Sasson. “However, our internal efforts to be more cost efficient do not grant us immunity to unfavorable market influences and we expect revenues for the June 2012 quarter to be relatively flat as compared to revenues for the March 2012 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Non-GAAP Financial Information

Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of the impairment of goodwill in fiscal 2012 and, for fiscal 2011, the release of a valuation allowance against deferred tax assets, the impairment of goodwill and intangible assets, restructuring charges and write-offs of non-performing assets. However, the non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our sustainable strategy, our business remaining healthy, a challenging/weak economy, the trend in our stockholders’ equity, growth in our cash position and our revenues in the June 2012 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and constraints, adverse changes in customer demand, declining economic conditions and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended December 31, 2011. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2012	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$99,113	$75,999
Accounts receivable, net	48,420	55,222
Other receivables	853	1,543
Inventories, net	86,240	75,839
Prepaid expenses and other current assets	6,081	6,742
Deferred income taxes	8,450	10,660
Total current assets	249,157	226,005
Plant and equipment, net	56,071	52,311
Other assets	13,053	22,099
Deferred income taxes	25,629	24,774

Total assets	$343,910	$325,189

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,873	$2,860
Current portion of notes payable to bank	1,696	1,352
Accounts payable	14,427	16,892
Accrued expenses and other current liabilities	22,023	22,938
Total current liabilities	41,019	44,042
Capitalized lease and other long term obligations, net of current portion	33,783	37,373
Pension liabilities	15,001	14,545
Total liabilities	89,803	95,960

Common stock	378	374
Additional paid-in capital	141,445	141,138
Retained earnings	110,194	79,954
Accumulated other comprehensive income	2,090	7,763
Stockholders' equity	254,107	229,229

Total liabilities and stockholders' equity	$343,910	$325,189

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011

Net revenues	$87,181	$96,761	$368,004	$363,273
Cost of goods sold	57,226	65,044	248,384	241,175
Gross profit	29,955	31,717	119,620	122,098
Operating expenses:
Research, development and engineering	8,125	7,234	27,930	27,527
Selling, general and administrative	11,214	11,410	43,356	42,881
Amortization of intangibles	639	1,461	2,524	6,937
Restructuring and impairment charges	6,448	895	6,448	1,461
Total operating expenses	26,426	21,000	80,258	78,806
Operating income	3,529	10,717	39,362	43,292
Other income (expense), net	(337)	(850)	1,179	(392)
Income before income tax provision	3,192	9,867	40,541	42,900
Provision (benefit) for income tax	(520)	(6,067)	10,235	6,253
Net income	$3,712	$15,934	$30,306	$36,647

Net income per share - basic	$0.12	$0.51	$0.97	$1.17

Weighted average shares used in per share calculation - basic	31,288	31,312	31,344	31,235

Net income per share - diluted	$0.11	$0.49	$0.93	$1.14

Weighted average shares used in per share calculation - diluted	32,382	32,417	32,496	32,008

GAAP reconciliation to non-GAAP financial measures
(In thousands, except per share amounts)
	Quarter Ended		Twelve Months Ended
	31-Mar-12	31-Mar-11	31-Mar-12	31-Mar-11

Net income, as reported (GAAP)	$3,712	$15,934	$30,306	$36,647
Adjustment to GAAP net income, net of taxes
Restructuring, impairment and nonperforming asset charges	3,494	992	4,820	1,276
Valuation allowance (1)		(8,928)		(8,762)

Non-GAAP net income	$7,206	$7,998	$35,126	$29,161

Net income per share-basic, as reported (GAAP)	$0.12	$0.51	$0.97	$1.17
Adjustment to GAAP net income, net of taxes
Restructuring, impairment and nonperforming asset charges	0.11	0.03	0.15	0.04
Valuation allowance (1)		(0.28)		(0.28)

Net income per share-basic (non-GAAP)	$0.23	$0.26	$1.12	$0.93

Net income per share-diluted, as reported (GAAP)	$0.11	$0.49	$0.93	$1.14
Adjustment to GAAP net income, net of taxes
Restructuring, impairment and nonperforming asset charges	0.11	0.03	0.15	0.04
Valuation allowance (1)		(0.27)		(0.27)

Net income per share-diluted (non-GAAP)	$0.22	$0.25	$1.08	$0.91

Weighted average shares used in per share calculation
Basic	31,288	31,312	31,344	31,235
Dilutive weighted average shares	1,094	1,105	1,152	773
Diluted	32,382	32,417	32,496	32,008

(1) This valuation allowance release in fiscal 2011 did not have a corresponding adjustment to the deferred tax asset.

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO